                                                                   EXHIBIT 10.21


     This document will evidence the following agreement between Horizon Medical Products, Inc. ("Horizon") and ACT Medical, Inc. concerning ACT's development, manufacture and sale to Horizon of vascular access ports:

     1.   Representations of Horizon. Horizon represents the following:

          a. This agreement has been duly authorized by all necessary corporate and other action on the part of Horizon.

          b. The execution and delivery by Horizon of this agreement, and the performance by Horizon of its obligations hereunder, do not and will not infringe or constitute a breach of the charter of by-laws of Horizon or any other agreement or obligation to which it is a party.

          c. The product as specified in the specifications does not and will not infringe the proprietary or intellectual property rights of any third party.

     2. Development. Horizon and ACT will develop and prepare engineering specifications ("Specifications"), which include drawings, for a "standard" single titanium vascular access port product ("Product"). From the specifications, ACT will develop the necessary processes and procedures and will purchase the necessary fixtures, molds and tooling to manufacture products for sale to Horizon. The specifications will be finalized and initialed for approval by Horizon and ACT upon completion. Horizon has delivered to ACT the current Horizon specifications for the standard vascular access port (ES-00-0002-Revision D). In the Specifications for the product, the catheter will have a marking on the catheter.

     During the development process, ACT will provide monthly reports to Horizon concerning the development process. ACT will meet with a representative of Horizon when requested by Horizon, and travel expenses of ACT employees, when Horizon expressly requests ACT employees to travel, will be paid by Horizon.

     3. Payment for Development. In consideration for developing the Product and performing such testing and qualifications as required to confirm that the ACT


Page 1 of 9                              January 13, 1995 Horizon/ACT Agreement
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produced product meets the specifications of the existing Horizon 510k or the then current Horizon specifications as agreed to by ACT, which will enable ACT to manufacture and sell the Product to Horizon for resale, Horizon will pay to ACT the amount of $106,500. Such amount will be paid by Horizon as follows:

          (a) Consecutive monthly payments beginning in February 1995, payable first day of each month:

               February - $4,000        May  - $4,000
               March    - $4,000        June - $4,000
               April    - $4,000        July - $4,000

          (b)  Milestone payments to ACT as follows:

               (i) $8,000, payable on April 30, 1995 if all tooling, fixtures and molds for manufacture of the Product have been purchased, or completed, or delivered to ACT or applicable vendor by that date, or payable on such later date upon purchase or completion, or delivery to ACT or applicable vendor of such tooling, fixtures and molds.

               (ii) $10,500, payable on July 31, 1995 if 667 units of saleable Products have been delivered to Horizon for sale, or payable on such later date when such units are delivered to Horizon.

          (c) The amount of $12.00 will be added to the price of each unit of Product, including the initial 667 units, delivered to Horizon. This payment of $12.00 per unit will continue for 667 units per month delivered in months 7 through 14. The total of all $12 charges will not exceed $64,000.

          (d) If Horizon delays this delivery schedule, the payment to ACT of $8,000 per month will be made monthly in months 7 through 14.

     4. Regulatory Matters. ACT understands that Horizon has a 510k release from the FDA to market this product. Therefore, ACT will be performing testing and qualifications as required to confirm that the ACT produced "Product" meets the Specifications of the existing Horizon 510k or the then current Horizon specifications as


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agreed to by ACT. Any resubmissions or new submissions required to obtain a
510k release or other regulatory approval are not part of this agreement.

     At Horizon's request ACT will investigate and analyze all product problems and complaints arising from use of the Product and will review with Horizon the results of such investigation and analysis. In the event that the problem is not related to an ACT manufacturing issue Horizon will compensate ACT for the costs of this work. Charges will be billed at ACT's standard rates.

     5.  Manufacture and Sale to Horizon. Act will manufacture and sell
Products to Horizon at the purchase price of $85.00 per unit, plus the $12.00 charge per unit (where applicable) described in paragraph 3 (c) above. Horizon will place purchase orders from time to time for a minimum of 10,000 units during the first 24 months after ACT's delivery of the initial 667 units to Horizon, consisting of 4,000 units in the first 12 months and 6,000 units in the second 12 months, with purchase orders on a quarterly basis and with a 60 day lead time. The initial delivery products is for 667 units on July 31, 1995.

     6. Term. The term of this agreement is five years, provided Horizon purchases, in addition to the 10,000 units in the first 24 months after initial delivery, a minimum of 5,000 units (consisting of all vascular access port products manufactured by ACT for Horizon) for each of the years three, four, and five, and the term will expire on December 31, 1999. At the end of three years after the initial delivery by ACT to Horizon, ACT may renegotiate a price increase based on actual increases in labor costs, materials or requested design changes. Horizon may renew the term of this agreement for an additional three years by (1) giving ACT prior written notice of renewal within 120 days prior to December 31, 1999 and (2) provided Horizon meets the minimum purchase requirements of 5,000 units per year consisting of all vascular access port products manufactured by ACT for Horizon during each year in the initial term and each year in the renewal term and (3) subject to ACT negotiating a price increase as described above in this paragraph.

     If ACT is unable to manufacture Product that meets the Specifications or if ACT has committed some other material breach of this agreement, then in any of such events Horizon may terminate this agreement by written notice to ACT if ACT does


Page 3 of 9                              January 13, 1995 Horizon/ACT Agreement
not cure such breach within sixty (60) days after Horizon's written notice describing the breach.

     If Horizon has committed a material breach of this agreement and does not cure such breach within sixty (60) days after ACT's written notice describing the breach, ACT may terminate this agreement by written notice to Horizon. If Horizon's purchases fall below the minimum quantity of 10,000 during months 1 through 24 after the initial delivery, and 5,000 in subsequent years then ACT has the right to renegotiate pricing to reflect increased cost of production.

     Horizon may terminate this agreement during the term without breach by ACT by giving ninety (90) days prior written notice to ACT; provided that Horizon
(1) has paid the entire $106,500 described in paragraph 2 above, (2) purchases all finished goods inventory in ACT's possession when it receives the notice of termination, and (3) purchases, for an amount equal to ACT's cost, all raw materials on order (where order cannot be cancelled without cost to ACT), raw materials on hand, and work in process inventory in ACT's possession when it receives the notice of termination.

     7. Providing Product Information: Ownership. Upon delivery of payment of the $10,500 to ACT provided for in paragraph 3(b) above, ACT will have available for review or delivery to Horizon at Horizon's request information describing the Product and other items developed by ACT specifically for this contract (including a description of all tooling, fixtures, molds, raw materials and piece parts used by ACT in manufacturing the product) and for which ACT will be compensated by payments specified in paragraph 3 above. This will include Product specifications produced by ACT, quality control information, drawings, procedures, protocols.

     Upon Horizon's payment of the $106,500 to ACT described in paragraph 2 above, legal title and sole ownership to all tooling, fixtures and molds developed by ACT, and for which ACT has been compensated through the payment schedule specified in paragraph 3 above, will be transferred and conveyed to Horizon. ACT will execute appropriate documentation requested by Horizon to evidence such transfer of title and sole ownership to Horizon, and the title conveyed by ACT to Horizon will be free of all liens and encumbrances. The Specifications are and shall remain the sole and exclusive property of Horizon. During the term of this agreement Horizon will continue to make the molds, tools, dies, and fixtures freely available to ACT for




Page 4 of 9                               January 13, 1995 Horizon/Act Agreement
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purposes of manufacturing the Product. ACT will be responsible for normal maintenance on the molds, tools, dies and fixtures. ACT and Horizon will share the cost of needed repairs and replacements to the molds, tools, dies and fixtures on the following basis with discussions between representative of both parties prior to the expenditure of funds in excess of $500:


          Year of Term             Horizon's Share          ACT's Share
          ------------             ---------------          -----------
               1                        20%                      80%
               2                        40%                      60%
               3                        60%                      40%
               4                        80%                      20%
               5                       100%                       0%


     Horizon will pay for (at ACT's actual cost) any additional molds, tools, dies and fixtures required to support Horizon requested changes to the Specifications.

     ACT shall provide to Horizon upon request from time to time the names and addresses of all vendors and suppliers from whom ACT purchases goods or services in connection with the manufacture of the Product. Horizon will have the right to inspect any such vendors from time to time during the term of this agreement.

     Upon Horizon's payment of $106,500 under Paragraph 3, and with prior written notice to ACT, Horizon will have the right to purchase goods and supplies from such vendors and suppliers utilizing the tooling, fixtures and molds which are in the possession of such vendors and suppliers and which are purchased for this agreement, and ACT agrees that it will not interfere with Horizon's exercise of such rights, and Horizon agrees it will not disrupt flow of product from such vendors and suppliers.

     Upon termination or expiration of this agreement and payment of the $106,500 to ACT described in paragraph 3 above, at Horizon's request, ACT will promptly deliver to Horizon all tooling, fixtures and molds used by ACT in the manufacture of the Product and all information described in the first paragraph of this paragraph 7. Horizon will pay for costs of transfer of equipment, materials and information to Horizon.




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     8.  Terms of Payment and Shipping.  The terms of payment are net 60 days from date of invoice for shipments during the 6 months after the initial delivery of the first 667 units to Horizon and net 45 days for all other invoices. Products will be shipped and delivered to Horizon FOB Waltham with Horizon responsible for the expense of shipping and insurance to Horizon. With each shipment of Products to Horizon, ACT will certify in writing to Horizon that the Products shipped conform to the Specifications and are free from defects in materials and workmanship.

     9. Product Packaging; Change in Specifications. ACT will be responsible for shipping all Products in their final packaging as specified in the Specifications. Each packaged Product shall include the port the required labeling, patient identification cards, tray and instructions for use. Other accessories to be included in the package, e.g. introducer and needle, will be included at an additional charge at ACT's actual cost plus 15%. The Specifications will designate the introducer to be included.

     Horizon will have the right from time to time to request that changes be made in the Specifications. Implementation of these changes will be subject to ACT's agreement. The cost for such changes will be negotiated in good faith between Horizon and ACT and ACT will have no obligation to implement these changes until agreement on charges has been reached.

     10. Horizon's Right to Reject. For a period of 1 year following delivery to Horizon, Horizon will have the right to reject Products which fail to conform to the Specifications or which have defects in material or workmanship and to return such Products to ACT at ACT's expense. In any case Horizon may not reject any product beyond 60 days past the termination or expiration of this contract.

     11. Warranties; Indemnification; Insurance. ACT warrants to Horizon that on the date of delivery the Products sold to Horizon will conform to the Specifications and will be free from defects in materials and workmanship and will be packaged in accordance with the packaging described in the Specifications.

     Horizon agrees to indemnify and hold harmless ACT, its officials, agents, and employees from any damages (a) arising from or out of or in connection with any defect in the design of the Product, (b) arising from or out of any infringement of any proprietary or intellectual property rights of any third party concerning the product or




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(c) any breach by Horizon of any of the representations described above in paragraph 1.

     ACT agrees to defend, indemnify and hold harmless Horizon, its officers, agents, and employees, from and against any and all claims, losses, damages, causes of action, suits and liability of every kind, including all expenses of litigation, court costs and reasonable attorney fees, for injury to or death of any person or damage to any property, arising from or out of or in connection with any Product that has defects in materials and workmanship or that does not conform to the Specifications or any Product that is not packaged in accordance with the packaging described in the Specifications. The indemnity set forth in this paragraph shall be available only to the extent such claims, losses, damages, causes of action, suits, and liabilities have been determined by a court of competent jurisdiction, subject to no further appeal, to have arisen out of or in connection with the acts and omissions of ACT set forth above in this paragraph.

     Both Horizon and ACT will continue to maintain the comprehensive general liability insurance that is presently outstanding for each, including coverage for Product completed during the term of this agreement. Each party will include the other as an additional insured under such insurance policy, with notice provided by the insurance carrier to the other party of any cancellation, non-renewal or coverage reduction. Either party may request a certificate of insurance at any time during the term of this agreement describing such insurance coverage and confirming that it has been named as an additional insured.

     12. Sale of other Port Products. During the term of this agreement, ACT will not manufacture and sell to others any products using the Specifications, Horizon's confidential information, or trade secrets developed for this project. After the expiration or termination of this agreement, ACT will not use the Specifications to manufacture a vascular access port product for sale to others.

     13. Confidential Information. Information disclosed by one party to the other party pursuant to this agreement, that is labelled or otherwise designated as confidential, will be deemed to be confidential. The party that receives such confidential information will hold all such information in strict confidence and will use it solely for the purposes for which it is supplied under this agreement. The receiving




Page 7 of 9                               January 13, 1996 Horizon/ACT Agreement
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party will not disclose such information other than as provided in this agreement or for the benefit of any third party. The foregoing restrictions will not apply to any information which (i) is known to the receiving party prior to receipt thereof from the disclosing party, (ii) is public knowledge without disclosure by receiving party hereunder, (iii) is rightfully received by the receiving party from a third party without restriction on disclosure or use, or (iv) is independently developed by personnel of the receiving party who have not had access to or knowledge of the contents of the information disclosed by the disclosing party; provided that the receiving party can demonstrate one or more of the events described in this sentence to the reasonable satisfaction of the disclosing party.

     14. Miscellaneous. (a) Neither party will have the right to assign this agreement, in whole or in part, to any third party without the prior written consent of a duly authorized officer of the other party. Notwithstanding the foregoing, either party may freely assign this agreement to any entity acquiring all or substantially all of the business of that party. This agreement will be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

     (b) This agreement constitutes the entire agreement and understanding between the parties in respect to the subject matter of this agreement and supersedes all prior agreements, understanding, discussions and communications between the parties respecting such subject matter. No modification of this agreement will be effective unless made in writing signed by a duly authorized officer of each party. The provisions of paragraphs 7, 11, 12, 13 and 14c will survive the termination of this agreement.

     (c) All notices required or permitted under this agreement must be made in writing and delivered in person or by certified or registered mail, postage prepaid, addressed to the attention of the president of the other party at the respective address written below, or such other address as may be given by notice.





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     Both parties acknowledge that good and valuable consideration has been received by both parties in connection with this agreement. ACT's and Horizon's agreement to all of the provisions set forth in this agreement should be indicated by signature below.


HORIZON MEDICAL PRODUCTS, INC.              ACT MEDICAL, INC.


By:    /S/                                  By:    /S/ M J Tolhoff
   -------------------------------             ------------------------------


Title: Chief Executive Officer              Title: President
       ---------------------------                 --------------------------
Address: Seven North Parkway Square         Address: 100 Beaver Street
         4200 Northside Parkway, NW                  Waltham, MA 02154
         Atlanta, GA 30327






Page 9 of 9                               January 13, 1995 Horizon/ACT Agreement